Exhibit 107

Calculation of Filing Fees Table

FORM S-8

(Form Type)

Ideanomics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity to be issued under the Ideanomics, Inc. 2010 Amended and Restated Equity Incentive Plan	Common Stock, par value $0.001 per share	Other	$63,200,000.00	(1)	$0.18	$11,376,000.00	(2)	0.00011020	$1,253.64
Total Offering Amounts						$11,376,000.00	(2)		$1,253.64
Total Fee Offsets						—			—
Net Fee Due									$1,253.64

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock of the Registrant as may become available for issuance pursuant to the Ideanomics, Inc. Amended and Restated 2010 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the average high and low prices per share of the Common Stock reported on the Nasdaq Capital Market on January 20, 2023.